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                                                                  EXHIBIT 99.1
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Contact:  Josef W. Rokus - Vice President - 508-347-4347

                   GALILEO CORPORATION ANNOUNCES COMPLETION OF
         PRIVATE EQUITY FINANCING AND CHANGES IN ITS BOARD OF DIRECTORS
         --------------------------------------------------------------

     Sturbridge, Massachusetts, January 26, 1999 - Galileo Corporation (Nasdaq National Market GAEO) today announced the completion of an equity investment in the Company by Andlinger Capital XIII LLC.

     Under the previously announced agreement, Andlinger Capital, an investment entity formed by the principals of Andlinger & Company, Inc., has purchased 2,000,000 shares of the Company's common stock together with warrants for an additional 2,000,000 shares, for $6,000,000 in a private transaction. The warrants are exercisable for a period of 7 1/2 years at a price of $1.50 per share, subject to antidilution adjustment. On December 31, 1998, the Company had 8,071,250 shares of common stock outstanding. Under the agreement, the Company's Board of Directors has been enlarged to seven members, including the following three designated by Andlinger Capital: Gerhard R. Andlinger, who was elected Chairman of the Board, Stephen A. Magida and Charles E. Ball. The agreement also states that certain specified transactions, such as mergers, acquisitions, divestitures and financings, require the consent of five directors. Allen E. Busching resigned from the Board after nine years of service. Andlinger & Company is a twenty-year old private investment company with offices in Tarrytown, New York, Brussels, Belgium and Vienna, Austria.

     The Company's bank loan agreement has been amended to reduce maximum borrowings to $13,000,000 through June 30, 1999 and $6,000,000 thereafter and to extend the term of the loan through October 31, 2000. In addition, the financial covenants were amended, and the bank agreed to waive specified defaults. The Company will apply approximately $600,000 of the net proceeds of the investment to reduce outstanding bank loans and the balance for working capital and general corporate purposes.

     Galileo, along with its wholly owned subsidiary, OFC Corporation, develops, manufactures, and markets products based on its core optical photonic technologies for applications in medical products and instruments, analytical instruments and office equipment. Leisegang Medical, a wholly owned subsidiary, develops, manufactures, and markets women's health-related medical products. Please visit our web sites: www.galileocorp.com, www.ofcorp.com and www.leisegang.com for additional information.

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